Exhibit 2.2.1

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This First Amendment, dated as of May 7, 2004 (this “Amendment”), to Purchase and Sale Agreement (the “Agreement”), dated as of March 12, 2003, by and among Georgia-Pacific Corporation, a Georgia corporation (“Seller”) and ABP Distribution Holdings Inc., a Georgia corporation (“Purchaser”).

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend a certain provision of the Agreement, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements herein contained, the parties, intending to be legally bound, agree as follows:

Section 1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2. Amendments. Notwithstanding anything to the contrary contained in Section 2.3 of the Agreement, Purchaser and Seller hereby agree that the apportionments called for by such Section shall not be determined on the Closing Date, but shall be determined by the parties on or before the date which is within fifteen (15) days after the delivery of the Final Working Capital Statement (as such term is defined in the Asset Purchase Agreement) and such changes shall be prorated only to the extent that prepaid assets related thereto are not reflected in Target Working Capital (as such term is defined in the Asset Purchase Agreement), as same may be adjusted in the Final Working Capital Statement(as such term is defined in the Asset Purchase Agreement). Such determination shall be made as of the Closing Date, and upon such determination a payment shall be made by one party hereto, as appropriate, to the other party hereto, equal to the amount of the net aggregate adjustments to the Purchase Price called for by such Section (without interest on such sum).

Section 3. Miscellaneous.

Section 3.1. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 3.2. Severability. If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Amendment will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 3.3. Headings. The section and paragraph headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

Section 3.4. Counterparts. This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

Section 3.5. Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and the parties shall prepare a composite of the Agreement and this Amendment. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control.

Section 3.6 Entire Agreement; No Third Party Beneficiaries. The Agreement (including the Schedules and Exhibits thereto) and this Amendment (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof and (b) are not intended to confer upon any Person (other than the parties identified herein or in the Agreement, the parties entitled to indemnification under Article VIII of the Agreement and their respective successors and permitted assigns) any rights or remedies under the Agreement or this Amendment.

Section 3.7 Assignment. Neither this Amendment nor any of the rights, interests or obligations thereunder or hereunder shall be assigned by any party hereto without the prior written consent of the other party or parties hereto; provided, that Purchaser, its subsidiaries or affiliates may assign its rights hereunder (i) as collateral security for any financing of Purchaser, subsidiary or affiliate or (ii) the purchaser of all or substantially all of the assets of Purchaser, such subsidiary or affiliate. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 3.8 Consent to Jurisdiction. Each of Purchaser and Sellers irrevocably submits to the exclusive jurisdiction of (a) the State Court of Georgia, Fulton County and (b) the United States District Court for the Northern District of Georgia located in Atlanta, Georgia, for the purposes of any suit, action or other proceeding arising out of this Amendment or any transaction contemplated hereby. Each of Purchaser and Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in (a) the State Court of Georgia, Fulton County, or (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

Seller:

GEORGIA-PACIFIC CORPORATION

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	Executive Vice President-Building Products

Purchaser:

ABP DISTRIBUTION HOLDINGS INC.

By:	/s/ Lenard Tessler
Name:	Lenard Tessler
Title:	President